Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
October 28, 2026

Landmark Bancorp, Inc. Reports Third Quarter 2026 Results

Announces Third Quarter 2026 Net Earnings Growth of 1.5%

Manhattan, KS – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.89 for the third quarter of 2026, compared to $0.88 per share in the second quarter of 2026 and $0.81 per share in the same quarter of the prior year. Net earnings for the third quarter totaled $5.5 million, compared to $5.4 million in the prior quarter and $4.9 million in the third quarter of 2025. For the three months ended September 30, 2026, the return on average assets was 1.36%, the return on average equity was 13.06%, and the efficiency ratio(1) was 63.0%.

For the first nine months of 2026, diluted earnings per share totaled $2.59, compared to $2.29 during the same period in 2025. Net earnings for the first nine months of 2026 totaled $15.9 million, compared to $14.0 million in the first nine months of 2025, an increase of 13.5%, driven primarily by higher net interest income. For the nine months ended September 30, 2026, the return on average assets was 1.33%, the return on average equity was 12.98%, and the efficiency ratio(1) was 62.5%.

Third Quarter 2026 Performance Highlights

●	Return on average assets improved to 1.36%, compared to 1.35% in the prior quarter and 1.21% in the third quarter of 2025.
●	Return on average equity was 13.06%, compared to 13.23% in the prior quarter and 13.00% in the third quarter of 2025.
●	Net interest margin increased 13 basis points from the prior quarter to 4.35%, and improved 52 basis points compared to the third quarter of 2025. Net interest income expanded to $15.6 million, an increase of 3.7% as compared to the prior quarter and an increase of 11.0% from the same quarter in 2025.
●	Non-interest-bearing deposits ended the quarter at 29.3% of total deposits while total deposit costs improved to 1.29%, a decrease of one basis point as compared to the prior quarter and a decrease of 30 basis points from the third quarter of 2025.
●	Net charge-offs as a percentage of average loans decreased to 0.01%, compared to 0.17% in the prior quarter and 0.83% in the third quarter of 2025.
●	Allowance for credit losses increased to $12.9 million which was 1.19% of gross loans outstanding at September 30, 2026, an increase over 1.15% at June 30, 2026 and 1.10% at September 30, 2025.
●	Tangible common equity to assets(1) was 8.09% as of September 30, 2026, compared to 8.44% as of June 30, 2026 and 7.66% as of September 30, 2025.
●	Book value per share was $26.24 as of September 30, 2026, compared to $27.35 as of June 30, 2026. Tangible book value per share(1) was $20.68 as of September 30, 2026, compared to $21.76 as of June 30, 2026.

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

“I am pleased with Landmark’s solid third quarter results, highlighted by continued revenue growth and strong profitability, supported by further expansion in our net interest margin. Our third quarter net interest margin increased to 4.35%, reflecting the effectiveness of our disciplined loan and deposit pricing strategies, as well as prudent funding management. Our core commercial and retail customer deposits remain strong, including our non-interest-bearing balances, sustaining our attractive low-cost deposit base,” said Abby Wendel, President and Chief Executive Officer.

“Our focus remains on building a resilient, relationship-driven franchise supported by meaningful customer relationships across the markets we serve. Looking ahead, we are focused on achieving sustainable growth, delivering exceptional customer service, and creating long-term value for our shareholders, customers, and the communities we serve.”

Earnings Conference Call

Landmark will host a conference call to review the Company’s third quarter financial results at 10:00 a.m. (Central time) on Thursday, October 29, 2026. Interested parties may participate via telephone by dialing (833) 461-5787 and using Meeting ID 373 544 883. A replay of the call will be available through November 5, 2026, by dialing (833) 309-1852 and using Meeting ID 373 544 883.

SUMMARY OF THIRD QUARTER RESULTS

Net Interest Income

Net interest income in the third quarter of 2026 totaled $15.6 million, representing an increase of $562,000, or 3.7%, compared to the prior quarter and an increase of $1.5 million, or 11.0%, compared to the same quarter of the prior year. The increase in net interest income this quarter compared to both the prior quarter and the third quarter of 2025 was driven by higher rates on interest-earning assets despite lower average balances, partially offset by higher interest expense on other borrowings. The net interest margin for the third quarter of 2026 was 4.35%, an increase of 13 basis points from 4.22% during the prior quarter and an increase of 52 basis points from 3.83% during the third quarter of the prior year. The average tax-equivalent yield on the investment securities portfolio grew to 3.80%, compared to 3.66% in the prior quarter and 3.35% in the third quarter of 2025 as lower-rate securities maturing during the quarter were re-invested at higher rates. The average tax-equivalent yield on the loan portfolio increased 15 basis points as compared to the prior quarter and nine basis points as compared to the third quarter of the prior year.

Compared to the second quarter of 2026, interest on deposits decreased $62,000, or 1.4%, due to lower rates, coupled with decreased average balances. Interest on other borrowed funds increased $100,000 from the second quarter of 2026, driven by higher average balances. The average rate on interest-bearing deposits decreased one basis point from the prior quarter, to 1.81%, primarily due to lower rates on certificates of deposit. The average rate on other borrowed funds stayed consistent with the prior quarter at 4.54%, coupled with an increase in average balances in borrowings from the FHLB.

Compared to the third quarter of 2025, interest on deposits decreased $1.1 million, or 20.8%, due to lower rates, coupled with decreased average balances. Interest on other borrowed funds decreased $313,000 from the third quarter of the prior year, due to lower rates and average balances. The average rate on interest-bearing deposits decreased 37 basis points from the third quarter of 2025, primarily due to lower rates on money market and checking accounts and certificates of deposit. The average rate on other borrowed funds decreased 55 basis points as compared to the third quarter of 2025.

Non-Interest Income

Non-interest income totaled $3.6 million for the third quarter of 2026, a decrease of $493,000 from the prior quarter and a decrease of $466,000 from the same quarter in the prior year. The decrease in non-interest income as compared to the prior quarter was primarily due to a decrease of $593,000 in gains on the sale of loans due to a decrease in the volume of loans sold in the secondary market, offset by an increase of $76,000 in fees and service charges.

The decrease in non-interest income as compared to the third quarter of the prior year was primarily due to a decrease of $300,000 in gains on the sale of loans due to a decrease in the volume of loans sold in the secondary market, coupled with a decrease of $133,000 in fees and service charges.

Non-Interest Expense

During the third quarter of 2026, non-interest expense totaled $12.3 million, an increase of $292,000, or 2.4%, compared to the prior quarter and an increase of $1.0 million, or 8.9%, compared to the same period in the prior year. Compared to the prior quarter, the increase in non-interest expense was primarily due to increases of $238,000 in compensation and benefits expense, $178,000 in occupancy and equipment expense, and $148,000 in other expense. These increases were partially offset by a decrease of $313,000 in professional fees. The increase in compensation and benefits expense was attributable to strengthening our associate base and related benefits programs, which resulted in higher salary and benefits expense in the third quarter of 2026, as compared to the prior quarter. The increase in occupancy and equipment expense was primarily driven by technology-related upgrades recorded in the third quarter. The increase in other expense was primarily due to higher deposit fraud losses, captive insurance losses and director compensation in the third quarter compared to the prior quarter. The decrease in professional fees was attributable to $270,000 in one-time forensic accounting and legal costs related to previously disclosed fraudulent activity by a non-executive officer of the bank, coupled with a decrease in consulting expenses for talent recruitment and development, and internal audit co-sourcing recorded in the second quarter of 2026.

Compared to the third quarter of 2025, the increase in non-interest expense was primarily due to increases of $503,000 in compensation and benefits expense, $249,000 in other expense, and $192,000 in professional fees. The increase in compensation and benefits expense was attributable to strengthening our associate base and related benefits programs, which resulted in higher salary and benefits expense in the third quarter of 2026, as compared to the third quarter of 2025. The increase in other expense was primarily due to higher advertising costs and director compensation in the third quarter of 2026 compared to the third quarter of 2025. The increase in professional fees was attributable to an increase in consulting expenses for talent recruitment and development, and internal audit co-sourcing.

Income Tax Expense

Landmark recorded income tax expense of $1.3 million in both the second and third quarters of 2026, compared to $1.1 million in the third quarter of 2025. The effective tax rate was 19.3% in the third quarter of 2026, compared to 19.7% in the prior quarter and 18.7% in the third quarter of 2025.

Balance Sheet Highlights

As of September 30, 2026, gross period-end loans totaled $1.1 billion, a decrease of $22.2 million from the prior quarter, while average loans declined $12.3 million. The decrease in period-end loans was primarily driven by lower commercial real estate loans (decline of $12.5 million), one-to-four family residential real estate loans (decline of $10.6 million), and commercial loans (decline of $6.4 million), offset by higher construction and land loans (increase of $9.3 million). Investment securities available-for-sale increased $2.5 million during the third quarter of 2026, primarily due to the reinvestment of maturities and cash flow from the portfolio during the quarter.

Period-end deposit balances decreased $59.0 million to $1.2 billion at September 30, 2026, an annualized decrease of 17.9% compared to the prior quarter. The decrease in deposits was driven primarily by decreases in money market and checking accounts (decline of $27.1 million), non-interest bearing demand deposits (decline of $15.8 million), and certificates of deposit (decline of $10.4 million). These declines were due in part to a decline in public fund balances, which decreased $61.7 million as compared to the prior quarter. Total period-end borrowings increased $49.5 million during the third quarter of 2026. At September 30, 2026, the loan to deposits ratio was 85.6%, compared to 83.5% in the prior quarter.

Stockholders’ equity decreased to $160.3 million (book value of $26.24 per share) as of September 30, 2026, from $166.9 million (book value of $27.35 per share) as of June 30, 2026. The decrease in stockholders’ equity was primarily due to an increase of $10.9 million in accumulated other comprehensive losses (higher unrealized net losses on investment securities), partially offset by net earnings for the quarter net of dividends paid. The ratio of equity to total assets decreased to 10.05% on September 30, 2026, from 10.39% on June 30, 2026.

The allowance for credit losses totaled $12.9 million, or 1.19% of total gross loans, as of September 30, 2026, compared to $12.7 million, or 1.15% of total gross loans, as of June 30, 2026. Net charge-offs totaled $14,000 in the third quarter of 2026, compared to $452,000 during the second quarter of 2026 and $2.3 million in the third quarter of the prior year. The decrease in net charge-offs as compared to the third quarter of 2025 is related to the charge-off of a single commercial credit during the third quarter of 2025. A provision for credit losses on loans of $250,000 was recorded in the third quarter of 2026, compared to a provision of $500,000 in the second quarter of 2026, and a provision of $850,000 during the third quarter of 2025.

Non-performing loans totaled $12.5 million, or 1.16% of gross loans, at September 30, 2026, compared to $13.1 million, or 1.18% of gross loans, at June 30, 2026. Loans 30-89 days delinquent totaled $8.3 million, or 0.77% of gross loans, as of September 30, 2026, compared to $6.3 million, or 0.57% of gross loans, as of June 30, 2026.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 28 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka, Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contact Information

Mark Herpich	Shelley Reed
Chief Financial Officer	Investor Relations
(785) 565-2000	(913) 563-5672
mherpich@banklandmark.com	sreed@banklandmark.com

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. Because forward-looking statements relate to the future, they are subject to inherent known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict and many of which may be out of the Company’s control. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto and changes in global energy market conditions; (ii) effects on the U.S. economy resulting from actions taken by the federal government, including the threat or implementation of tariffs, immigration enforcement, executive orders, and changes in foreign policy; (iii) changes in interest rates, including the recent increase in the federal funds benchmark rate by the Federal Reserve, and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequence to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (x) the loss of key executives or employees; (xi) changes in consumer spending; (xii) integration of acquired businesses; (xiii) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xiv) changes in accounting policies and practices; (xv) past and any future terrorist attacks, military conflicts, acts of war, changes in foreign relations, or other adverse external events, including ongoing conflicts in the Middle East, wars in Iran and Ukraine, and other international military conflicts that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, affect global supply chains, increase the volatility of financial markets, and other matters beyond our control; (xvi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xvii) fluctuations in the value of securities held in our securities portfolio; (xviii) concentrations within our loan portfolio and large loans to certain borrowers (including commercial real estate loans); (xix) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xx) the level of non-performing assets on our balance sheets; (xxi) the ability to raise additional capital; (xxii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiii) emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation, or otherwise materially harm our business or customers; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxvi) the availability of future equity or debt issuances and other capital raising opportunities on favorable terms; (xxvii) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxviii) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Assets
Cash and cash equivalents	$31,646	$26,277	$31,866	$20,982	$23,947
Interest-bearing deposits at other banks	3,630	5,935	2,970	3,218	3,218
Investment securities available-for-sale, at fair value:
U.S. treasury securities	41,105	43,478	50,001	53,183	50,833
Municipal obligations, tax exempt	67,943	75,143	77,495	87,809	97,383
Municipal obligations, taxable	92,878	97,718	94,738	90,603	82,236
Agency mortgage-backed securities	141,357	124,469	119,826	116,562	119,576
Total investment securities available-for-sale	343,283	340,808	342,060	348,157	350,028
Investment securities held-to-maturity	3,875	3,847	3,818	3,789	3,760
Bank stocks, at cost	10,355	8,079	7,123	5,756	8,021
Loans:
One-to-four family residential real estate	353,682	364,271	368,282	375,299	381,641
Construction and land	32,612	23,358	18,811	20,531	19,741
Commercial real estate	395,292	407,756	407,901	394,323	389,574
Commercial	171,542	177,904	176,373	178,201	186,656
Agriculture	88,306	88,055	86,603	102,829	99,897
Municipal	6,663	6,715	6,864	6,874	6,884
Consumer	31,214	33,417	33,392	33,666	33,660
Total gross loans	1,079,311	1,101,476	1,098,226	1,111,723	1,118,053
Net deferred loan (fees) costs and loans in process	(449)	886	(296)	(872)	(763)
Allowance for credit losses	(12,893)	(12,657)	(12,609)	(12,458)	(12,299)
Loans, net	1,065,969	1,089,705	1,085,321	1,098,393	1,104,991
Loans held for sale, at fair value	2,575	3,740	3,202	5,141	3,578
Bank owned life insurance	40,755	40,572	40,287	40,176	39,890
Premises and equipment, net	18,771	18,907	19,118	19,325	19,449
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	1,592	1,725	1,858	1,990	2,123
Mortgage servicing rights	3,383	3,336	3,222	3,189	3,120
Real estate owned, net	441	-	-	-	-
Other assets	36,603	31,208	32,565	24,149	22,573
Total assets	$1,595,255	$1,606,516	$1,605,787	$1,606,642	$1,617,075

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	$364,725	$380,543	$367,737	$364,695	$365,959
Money market and checking	568,969	596,083	589,410	650,987	579,413
Savings	145,251	150,961	154,607	151,406	146,291
Certificates of deposit	167,013	177,401	210,930	221,766	233,837
Total deposits	1,245,958	1,304,988	1,322,684	1,388,854	1,325,500
FHLB and other borrowings	133,365	83,415	67,062	10,567	90,483
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,121	1,599	2,263	1,501	1,420
Accrued interest and other liabilities	32,909	28,005	30,516	23,438	22,294
Total liabilities	1,435,004	1,439,658	1,444,176	1,446,011	1,461,348
Stockholders’ equity:
Common stock	61	61	61	61	58
Additional paid-in capital	102,910	102,810	102,675	102,597	95,330
Retained earnings	75,753	71,561	67,449	63,658	67,327
Accumulated other comprehensive loss	(18,473)	(7,574)	(8,574)	(5,685)	(6,988)
Total stockholders’ equity	160,251	166,858	161,611	160,631	155,727
Total liabilities and stockholders’ equity	$1,595,255	$1,606,516	$1,605,787	$1,606,642	$1,617,075

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

	Three months ended,			Nine months ended,
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest income:
Loans	$17,548	$17,147	$17,783	$51,955	$51,364
Investment securities:
Taxable	2,706	2,482	2,198	7,522	6,541
Tax-exempt	559	571	700	1,725	2,120
Interest-bearing deposits at banks	38	51	58	148	154
Total interest income	20,851	20,251	20,739	61,350	60,179
Interest expense:
Deposits	4,287	4,349	5,410	13,247	15,790
FHLB and other borrowings	578	484	857	1,339	2,283
Subordinated debentures	331	324	361	977	1,076
Repurchase agreements	13	14	17	42	134
Total interest expense	5,209	5,171	6,645	15,605	19,283
Net interest income	15,642	15,080	14,094	45,745	40,896
Provision for credit losses	205	500	850	1,275	1,850
Net interest income after provision for credit losses	15,437	14,580	13,244	44,470	39,046
Non-interest income:
Fees and service charges	2,527	2,451	2,660	7,341	7,524
Gains on sales of loans, net	648	1,241	948	2,774	2,250
Bank owned life insurance	297	285	283	955	833
Losses on sales of investment securities, net	-	-	-	-	(2)
Other	130	118	177	391	447
Total non-interest income	3,602	4,095	4,068	11,461	11,052
Non-interest expense:
Compensation and benefits	6,807	6,569	6,304	19,699	18,692
Occupancy and equipment	1,385	1,207	1,364	4,042	3,860
Data processing	534	494	476	1,582	1,501
Amortization of mortgage servicing rights and other intangibles	226	225	247	679	724
Professional fees	938	1,251	746	2,953	2,031
Other	2,363	2,215	2,114	7,157	6,165
Total non-interest expense	12,253	11,961	11,251	36,112	32,973
Earnings before income taxes	6,786	6,714	6,061	19,819	17,125
Income tax expense	1,312	1,322	1,131	3,887	3,090
Net earnings	$5,474	$5,392	$4,930	$15,932	$14,035

Net earnings per share (1)
Basic	$0.90	$0.88	$0.81	$2.61	$2.31
Diluted	0.89	0.88	0.81	2.59	2.29
Dividends per share (1)	0.21	0.21	0.20	0.63	0.60
Shares outstanding at end of period (1)	6,106,859	6,100,582	6,073,744	6,106,859	6,073,744
Weighted average common shares outstanding - basic (1)	6,102,102	6,098,229	6,072,915	6,094,603	6,069,485
Weighted average common shares outstanding - diluted (1)	6,176,727	6,161,461	6,121,123	6,157,009	6,115,806

Tax equivalent net interest income	$15,781	$15,222	$14,260	$46,171	$41,402

(1) Share and per share values at or for the period ended September 30, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the three months ended,			As of or for the nine months ended,
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Performance ratios:
Return on average assets (1)	1.36%	1.35%	1.21%	1.33%	1.18%
Return on average equity (1)	13.06%	13.23%	13.00%	12.98%	12.98%
Net interest margin (1)(2)	4.35%	4.22%	3.83%	4.27%	3.81%
Effective tax rate	19.3%	19.7%	18.7%	19.6%	18.0%
Efficiency ratio (3)	63.0%	61.7%	61.2%	62.5%	62.6%
Adjusted non-interest income to total income (3)	18.7%	21.4%	22.2%	20.0%	21.2%

Average balances:
Investment securities	$355,093	$349,813	$362,717	$351,919	$368,106
Loans	1,078,122	1,090,422	1,108,545	1,087,322	1,079,883
Assets	1,598,403	1,602,782	1,617,429	1,598,613	1,595,044
Interest-bearing deposits	938,787	958,407	984,335	959,951	976,463
Total deposits	1,318,397	1,336,971	1,347,357	1,336,813	1,334,940
FHLB and other borrowings	57,381	49,201	72,871	44,919	65,192
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,518	1,809	1,833	1,732	5,691
Stockholders’ equity	$166,347	$163,505	$150,434	$164,119	$144,591

Average tax equivalent yield/cost (1):
Investment securities	3.80%	3.66%	3.35%	3.67%	3.33%
Loans	6.46%	6.31%	6.37%	6.39%	6.36%
Total interest-bearing assets	5.79%	5.66%	5.61%	5.71%	5.58%
Interest-bearing deposits	1.81%	1.82%	2.18%	1.85%	2.16%
Total deposits	1.29%	1.30%	1.59%	1.32%	1.58%
FHLB and other borrowings	4.00%	3.95%	4.67%	3.99%	4.68%
Subordinated debentures	6.07%	6.00%	6.62%	6.03%	6.64%
Repurchase agreements	3.40%	3.10%	3.68%	3.24%	3.15%
Total interest-bearing liabilities	2.03%	2.01%	2.44%	2.03%	2.41%

Capital ratios:
Equity to total assets	10.05%	10.39%	9.63%
Tangible equity to tangible assets (3)	8.09%	8.44%	7.66%
Book value per share (4)	$26.24	$27.35	$25.64
Tangible book value per share (3)(4)	$20.68	$21.76	$19.96

Rollforward of allowance for credit losses (loans):
Beginning balance	$12,657	$12,609	$13,762	$12,458	$12,825
Charge-offs	(75)	(825)	(2,380)	(1,294)	(2,591)
Recoveries	61	373	67	479	215
Provision for credit losses for loans	250	500	850	1,250	1,850
Ending balance	$12,893	$12,657	$12,299	$12,893	$12,299

Allowance for unfunded loan commitments	$175	$220	$150

Non-performing assets:
Non-accrual loans	$12,479	$13,051	$9,999
Accruing loans over 90 days past due	-	-	-
Real estate owned	441	-	-
Total non-performing assets	$12,920	$13,051	$9,999

Loans 30-89 days delinquent	$8,322	$6,282	$4,853

Other ratios:
Loans to deposits	85.55%	83.50%	83.36%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.77%	0.57%	0.43%
Total non-performing loans to gross loans outstanding	1.16%	1.18%	0.89%
Total non-performing assets to total assets	0.81%	0.81%	0.62%
Allowance for credit losses to gross loans outstanding	1.19%	1.15%	1.10%
Allowance for credit losses to total non-performing loans	103.32%	96.98%	123.00%
Net loan charge-offs to average loans (1)	0.01%	0.17%	0.83%	0.10%	0.29%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

(4) Share and per share values at or for the period ended September 30, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

	As of or for the three months ended,			As of or for the nine months ended,
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Non-GAAP financial ratio reconciliation:
Net interest income	$15,642	$15,080	$14,094	$45,745	$40,896
Non-interest income	3,602	4,095	4,068	11,461	11,052
Total revenue	$19,244	$19,175	$18,162	$57,206	$51,948

Total non-interest expense	$12,253	$11,961	$11,251	$36,112	$32,973
Less: foreclosure and real estate owned expense	(1)	1	(22)	(3)	(23)
Less: amortization of other intangibles	(133)	(132)	(152)	(398)	(455)
Adjusted non-interest expense (A)	12,119	11,830	11,077	35,711	32,495
Net interest income (B)	15,642	15,080	14,094	45,745	40,896
Non-interest income	3,602	4,095	4,068	11,461	11,052
Less: losses on sales of investment securities, net	-	-	-	-	2
Less: losses (gains) on sales of premises and equipment and foreclosed assets	3	-	(55)	(29)	(64)
Adjusted non-interest income (C)	$3,605	$4,095	$4,013	$11,432	$10,990

Efficiency ratio (A/(B+C))	63.0%	61.7%	61.2%	62.5%	62.6%
Adjusted non-interest income to total income (C/(B+C))	18.7%	21.4%	22.2%	20.0%	21.2%

Total stockholders’ equity	$160,251	$166,858	$155,727
Less: goodwill and other intangible assets	(33,969)	(34,102)	(34,500)
Tangible equity (D)	$126,282	$132,756	$121,227

Total assets	$1,595,255	$1,606,516	$1,617,075
Less: goodwill and other intangible assets	(33,969)	(34,102)	(34,500)
Tangible assets (E)	$1,561,286	$1,572,414	$1,582,575

Tangible equity to tangible assets (D/E)	8.09%	8.44%	7.66%

Shares outstanding at end of period (F) (1)	6,106,859	6,100,582	6,073,744

Tangible book value per share (D/F) (1)	$20.68	$21.76	$19.96

(1) Share and per share values at or for the period ended September 30, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.